Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

TRIAD HOSPITALS, INC.,

COMMUNITY HEALTH SYSTEMS, INC.

AND

FWCT-1 ACQUISITION CORPORATION

MARCH 19, 2007

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(continued)

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(continued)

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(continued)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 19th day of March, 2007, by and among Triad Hospitals, Inc., a Delaware corporation (the “Company”), Community Health Systems, Inc., a Delaware corporation (“Parent”), and FWCT-1 Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, immediately prior to entering into this Agreement, the Company terminated the Agreement and Plan of Merger, dated as of February 4, 2007, by and among Panthera Partners, LLC, Panthera Holdco Corp., Panthera Acquisition Corporation (collectively, “Panthera”) and the Company (the “Prior Merger Agreement”);

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company, following the unanimous recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to terminate the Prior Merger Agreement and enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the members of the Boards of Directors of Parent and Merger Sub have unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 7.4(f)(i).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than the days on which banks in New York, New York are required or authorized to close.

“Certificate” has the meaning set forth in Section 3.1(d).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“CIA” has the meaning set forth in Section 4.16(b).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.1(a).

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” has the meaning set forth in Section 7.4(f)(ii).

“Company Benefit Plans” has the meaning set forth in Section 4.14(a).

“Company Disclosure Letter” has the meaning set forth in the preamble to Article IV.

“Company Employees” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries.

“Company ERISA Affiliate” means any Person that, together with the Company or any of its Subsidiaries is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Company ESOP” means that certain Employee Stock Ownership Plan, or the trust established under such plan, established by the Company.

“Company ESOP Debt” means debt evidenced by that certain ESOP Loan and Pledge Agreement dated June 10, 1999 by and between the Company and U.S. Trust Company, N.A., as trustee of the Company ESOP.

“Company ESOP Shares” means the Shares owned by the Company ESOP and unallocated to participant accounts under the Company ESOP immediately prior to the Effective Time.

“Company Joint Venture” means the Persons or other joint venture arrangements set forth in Schedule 4.6(b) of the Company Disclosure Letter.

“Company Options” means outstanding options to acquire Shares from the Company granted under the Company Stock Plans.

“Company Proxy Statement” has the meaning set forth in Section 4.9.

“Company SEC Reports” has the meaning set forth in Section 4.7(a).

“Company Securities” has the meaning set forth in Section 4.5(b).

“Company Stockholder Meeting” has the meaning set forth in Section 7.1(a).

“Company Stock Plans” means the plans listed on Schedule 4.14(c) of the Company Disclosure Letter whereby Company Options, RSUs or shares of Common Stock have been or may be issued to employees, officers or directors of the Company, its subsidiaries or its predecessors.

“Compensation” has the meaning set forth in Section 7.9(a).

“Confidentiality Agreement” means the Confidentiality and Standstill Agreement, dated as of February 9, 2007, by and between the Company and Parent.

“Consent Solicitation” has the meaning set forth in Section 7.11(e).

“Contract” has the meaning set forth in Section 4.4.

“Current Employee” has the meaning set forth in Section 7.9(a).

“Current Policy” has the meaning set forth in Section 7.5(b).

“Damages” has the meaning set forth in Section 7.5(a).

“Debt Financing” has the meaning set forth in Section 5.7.

“Debt Financing Commitments” has the meaning set forth in Section 5.7.

“Debt Offer” has the meaning set forth in Section 7.11(a).

“Deemed Purchase” has the meaning set forth in Section 3.3(d).

“DGCL” has the meaning set forth in Section 2.1.

“Disclosed Conditions” has the meaning set forth in Section 5.12.

“Dissenting Shares” has the meaning set forth in Section 3.1(e).

“DOJ” has the meaning set forth in Section 7.2(b).

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Benefit Plan” has the meaning set forth in Section 3(3) of ERISA.

“End Date” has the meaning set forth in Section 9.1(b)(i).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Agreement” means the credit agreement dated as of June 10, 2005 by and among the Company, certain of its Subsidiaries, Bank of America, N.A., as administrative agent, and the lenders and other agents party thereto.

“Existing Parent Notes” has the meaning set forth in Section 7.10(c).

“Facilities” means all hospitals, ambulatory centers, outpatient clinics, long-term care facilities, nursing homes, rehabilitation facilities, assisted living facilities, independent living facilities or other healthcare facilities operated by the Company or any of its Subsidiaries.

“FTC” has the meaning set forth in Section 7.2(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether national, federal, provincial, state, regional, local or municipal.

“HCA Tax Sharing Agreement” means the Tax Sharing and Indemnification Agreement dated as of May 11, 1999 entered into by and among Columbia/HCA Healthcare Corporation (now known as HCA Inc.), LifePoint Hospitals, Inc., and the Company in connection with the distribution by Columbia/HCA Healthcare Corporation to its shareholders of all of the stock of LifePoint Hospitals, Inc. and the Company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indentures” means: (i) the Senior Debt Securities Indenture, dated as of May 6, 2004, between the Company and Citigroup, N.A., as trustee, with respect to the 7% Senior Notes due 2012; (ii) the First Supplemental Indenture, dated as of May 6, 2004, between the Company and Citibank, N.A. as trustee, with respect to the 7% Senior Notes due 2012; and (iii) the Indenture dated as of November 12, 2003, between the Company and Citibank, N.A., as trustee, with respect to the 7% Senior Subordinated Notes due 2013.

“Initial Panthera Termination Fee” has the meaning set forth in Section 7.18(a).

“Insurance Amount” has the meaning set forth in Section 7.5(b).

“Intercompany Debt” means any loan, advance or other obligation solely among the Company and/or any of its Subsidiaries.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” means the actual knowledge of the Persons set forth in Schedule 1.1 of the Company Disclosure Letter.

“Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, orders, judgments, injunctions, writs, decrees, governmental guidelines or interpretations having the force of law or bylaws, in each case, of a Governmental Authority.

“Leased Real Property” means the real property that is used in the business of the Company and its Subsidiaries as presently conducted that is leased by the Company or any of its Subsidiaries, in each case as tenant.

“Liens” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Marketing Period” has the meaning set forth in Section 7.10(b).

“Material Adverse Effect on the Company” means any event, state of facts, circumstance, development, change, effect or occurrence that is materially adverse to (x) the ability of the Company to timely perform its obligations under this Agreement, or (y) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change, effect or occurrence resulting from (A) changes in general economic or political conditions or the securities, credit or financial markets in general, (B) general changes or developments in the industries in which the Company and its Subsidiaries operate, including general changes in applicable Law across such industries, (C) the announcement of this Agreement or the pendency of the transactions contemplated hereby, including disputes or any fees or expenses incurred in connection therewith or any labor union activities or disputes, (D) the identity of Parent or any of its Affiliates as the acquiror of the Company, (E) compliance with the terms of, or the taking of any action required by, this Agreement or consented to by Parent, (F) any acts of terrorism or war or any natural disaster or weather-related event (other than any of the foregoing that causes any damage or destruction to or renders unusable any material Facility of the Company or any of its Subsidiaries), (G) changes in generally accepted accounting principles or the interpretation thereof, (H) changes in the price or trading volume of the Common Stock (provided that the underlying causes of such price or volume changes nonetheless shall be considered in determining whether there is a Material Adverse Effect on the Company), (I) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or the Merger, or (J) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure nonetheless shall be considered in determining whether there is a Material Adverse Effect on the Company except as otherwise excluded from the definition of Material Adverse Effect on the Company pursuant to this Agreement), except, in the case of the foregoing clauses (A) and (B), to the extent such changes or developments referred to therein would reasonably be expected to have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other for profit participants in the industries and in the geographic markets in which the Company conducts its businesses after taking into account the size of the Company relative to such other for profit participants.

“Material Contract” has the meaning set forth in Section 4.12(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(d).

“Merger Shares” has the meaning set forth in Section 3.1(d).

“Merger Sub” has the meaning set forth in the Preamble.

“Minority Joint Venture” means the Persons or other joint venture arrangements set forth in Schedule 4.6(b) of the Company Disclosure Letter.

“Net SPP Payment” has the meaning set forth in Section 3.3(d).

“New Financing Commitments” has the meaning set forth in Section 5.7.

“Notes” has the meaning set forth in Section 7.11(a).

“Notice Period” has the meaning set forth in Section 7.4(d).

“Offer Documents” has the meaning set forth in Section 7.11(b).

“OIG” has the meaning set forth in Section 4.16(b).

“Owned Real Property” means all real property owned in fee by the Company or any of its Subsidiaries together with all appurtenant easements thereunder or relating thereto and all structures, fixtures and improvements located thereon.

“Panthera” has the meaning set forth in the Recitals.

“Panthera Parent” has the meaning set forth in Section 7.18(a).

“Panthera Termination Fee” has the meaning set forth in Section 7.18(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Consent Solicitation” has the meaning set forth in Section 7.10(c).

“Parent Disclosure Letter” has the meaning set forth in the preamble to Article V.

“Parent Expenses” has the meaning set forth in Section 9.2(c).

“Parent Tender Offer” has the meaning set forth in Section 7.10(c).

“Participants” has the meaning set forth in Section 3.3(d).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“PBGC” has the meaning set forth in Section 4.14(a).

“Permits” means any licenses, franchises, permits, certificates, consents, approvals or other similar authorizations of, from or by a Governmental Authority, possessed by, granted to or necessary for the ownership of the material assets or conduct of the business of the Company or its Subsidiaries.

“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate Proceedings; (ii) mechanics, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate Proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law, (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens relating to existing indebtedness, the existence of which indebtedness is specifically disclosed in any Company SEC Report filed prior to the date of this Agreement; (ix) Liens permitted under or securing indebtedness pursuant to the Existing Credit Agreement; and (x) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the Company or the ability of Parent to obtain the Debt Financing.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Preferred Stock” has the meaning set forth in Section 4.5(a).

“Prior Merger Agreement” has the meaning set forth in the Recitals.

“Proceeding” has the meaning set forth in Section 4.11.

“Real Property” means the Owned Real Property together with the Leased Real Property.

“Real Property Leases” has the meaning set forth in Section 4.15.

“Recommendation” has the meaning set forth in Section 7.1(a).

“Recommendation Withdrawal” has the meaning set forth in Section 7.1(a).

“Representatives” means the Company’s and its Subsidiaries’ officers, directors, employees, consultants, agents, advisors, affiliates and other representatives.

“Requested Consents” has the meaning set forth in Section 7.11(e).

“Required Financial Information” has the meaning set forth in Section 7.10(a).

“Requisite Stockholder Vote” has the meaning set forth in Section 4.2(a).

“Restricted Share” has the meaning set forth in Section 3.3(b).

“Rights Agreement” has the meaning set forth in Section 4.20(a).

“RSU” has the meaning set forth in Section 3.3(c).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” has the meaning set forth in Section 3.1(a).

“Solvent” has the meaning set forth in Section 5.11.

“Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, formed for the purpose of, among other things, evaluating, and making a recommendation to the full Board of Directors of the Company with respect to, this Agreement and the Merger.

“Stock Purchase Plans” has the meaning set forth in Section 3.3(d).

“Subsidiary”, with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having either (i) voting power to elect a majority of the board of directors or other persons performing similar functions, or (ii) beneficial ownership of more than 50% of the equity interests of the second Person. With respect to the Company, the term “Subsidiary” shall not include any Minority Joint Venture.

“Superior Proposal” has the meaning set forth in Section 7.4(f)(iii).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Surviving Corporation Plan” has the meaning set forth in Section 7.9(b).

“Takeover Statute” has the meaning set forth in Section 4.20(b).

“Tax” means (i) all federal, state, local, foreign and other taxes (including withholding taxes), customs, duties, imposts and other similar governmental charges of any kind or nature whatsoever, together with any interest and any penalties, additions or additional amounts with respect thereto (whether disputed or not), (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint or several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of law, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Termination Fee” means $130,000,000.

Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Letter. Unless otherwise specified, the words “this Agreement”, “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules, Exhibits and the Company Disclosure Letter) and not to any

particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to such Person’s permitted successors and assigns.

ARTICLE II

THE MERGER

Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub will merge with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2 Closing. Unless otherwise mutually agreed in writing by the Company and Merger Sub, the closing of the Merger (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, 153 East 53rd Street, New York, New York, at 10:00 a.m. on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing); provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VIII (excluding conditions that, by their terms, cannot be satisfied until the Closing but subject to the satisfaction or waiver of such conditions at the Closing), the Closing shall occur on the date following the satisfaction or waiver of such conditions that is the earliest to occur of (a) a date during the Marketing Period to be specified by Merger Sub on no less than three Business Days’ notice to the Company, (b) the final day of the Marketing Period, and (c) the End Date. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Merger Sub in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.5 Organizational Documents. At the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be Triad Healthcare Corporation and the provision in the Certificate of Incorporation of Merger Sub naming its incorporator shall be omitted and (b) the bylaws of the Surviving Corporation shall be amended so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable Law, except the references to Merger Sub’s name shall be replaced by references to Triad Healthcare Corporation.

Section 2.6 Directors and Officers of Surviving Corporation. The directors and officers of Merger Sub, in each case, as of the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation or bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 3.1 Conversion of Securities. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of the Shares:

(a) Each share of Common Stock, par value $.01 per share, of the Company (the “Common Stock” or the “Shares”) held by the Company (or any subsidiary of the Company) as treasury stock or owned directly or indirectly by Parent or Merger Sub immediately prior to the Effective Time (including any Shares acquired by Parent, Merger Sub or any other subsidiary of Parent immediately prior to the Effective Time) shall be canceled and retired and shall cease to exist, and no payment or distribution shall be made or delivered with respect thereto.

(b) [Intentionally omitted]

(c) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d) Each Share (including any Restricted Shares) issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 3.1(a) and Dissenting Shares), automatically shall be canceled and converted into the right to receive $54.00 in cash, without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of the stock certificate formerly representing such Share (a “Certificate”) in the manner provided in Section 3.2. Such Shares, other than those canceled pursuant to Section 3.1(a) and Dissenting Shares, sometimes are referred to herein as the “Merger Shares.”

(e) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), Shares that are issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 3.1(a)) and that are held by holders of such Shares who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the “Dissenting Shares”) will not be convertible into the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262 unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Consideration for such Shares. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Parent (i) notice of any demands received by the Company for appraisals of Shares and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

(f) If between the date of this Agreement and the Effective Time the number of outstanding Shares is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the amount of Merger Consideration payable per Merger Share shall be correspondingly adjusted.

(g) For the avoidance of doubt, the parties acknowledge and agree that the contribution of Shares (including Restricted Shares) to Parent pursuant to any agreements with holders of Shares (including Restricted Shares) shall be deemed to occur immediately prior to the Effective Time and prior to any other above-described event.

Section 3.2 Payment of Cash for Merger Shares.

(a) Prior to the Closing Date, the Company shall (i) designate a bank or trust company that is reasonably satisfactory to Parent (the “Paying Agent”) and (ii) enter into a paying agent agreement, in form and substance reasonably satisfactory to Parent, with such Paying Agent, to serve as the Paying Agent for the Merger Consideration and payments in respect of the Company Options, RSUs and Net SPP Payments, unless another agent is designated as provided in Section 3.3(a), Section 3.3(c) and Section 3.3(d). Immediately following the Effective Time, Parent and/or the Surviving Corporation will deposit, or Parent shall cause the Surviving Corporation to deposit, with the Paying Agent cash in the aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares outstanding immediately prior to the Effective Time plus any cash necessary to pay for Company Options and RSUs outstanding immediately prior to the Effective Time, as well as for Net SPP Payments, pursuant to Section 3.3(a), Section 3.3(c) and Section 3.3(d). Pending distribution of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of Merger Shares, RSUs and Company Options outstanding immediately prior to the Effective Time, as well as for Net SPP Payments, and shall not be used for any other purposes; provided, however, that the Surviving Corporation may direct the Paying Agent to invest such cash in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof, (ii) money market accounts, certificates of deposit, bank repurchase agreement or banker’s acceptances of, or demand deposits with, commercial banks having a combined capital and surplus of at least $1,000,000,000 (based on the most recent financial statements of such bank which are publicly available), or (iii) commercial paper obligations rated P-1 or A-1 or better by Standard & Poor’s Corporation or Moody’s Investor Services, Inc. Any profit or loss resulting from, or interest and other income produced by, such investments shall be for the account of the Surviving Corporation.

(b) As promptly as practicable after the Effective Time, the Surviving Corporation shall send, or cause the Paying Agent to send, to each record holder of Merger Shares entitled to receive the Merger Consideration a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor. The letter of transmittal will be in customary form and will specify that delivery of Certificates (or effective affidavits of loss in lieu thereof) will be effected, and risk of loss and title will pass, only upon delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent. Upon surrender of Certificate or Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent together with a properly completed and duly executed letter of transmittal and any other documentation that the Paying Agent may reasonably require, the record holder thereof shall be entitled to receive the Merger Consideration payable in exchange therefor, less any amounts required to be withheld for Tax. Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding Certificate in respect thereof.

(c) If payment is to be made to a Person other than the registered holder of the Merger Shares formerly represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the reasonable satisfaction of the Paying Agent that such stock transfer taxes have been paid or are not payable.

(d) After the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent, such shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(e) If any cash deposited with the Paying Agent remains unclaimed twelve months after the Effective Time, such cash shall be returned to the Surviving Corporation upon demand, and any holder who has not surrendered such holder’s Certificates for the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, none of Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of Certificates for any amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Certificates as of a date immediately prior to such time that such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.

(f) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, including Dissenting Shares.

(g) From and after the Effective Time, the holders of Shares (other than Dissenting Shares) outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, other than the right to receive the Merger Consideration as provided in this Agreement.

(h) In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, in addition to the posting by such holder of any bond in such reasonable amount as the Surviving Corporation or the Paying Agent may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the proper amount of the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.

(i) Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder and any amounts to be paid hereunder in respect of Company Options, RSUs or Net SPP Payments any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be timely paid to the applicable Tax authority and shall be treated for all purposes as having been paid to the holder from whose Merger Consideration (or amounts payable hereunder with respect to Company Options, RSUs or Net SPP Payments) the amounts were so deducted and withheld.

Section 3.3 Treatment of Options and Other Awards.

(a) As of the Effective Time, except as otherwise agreed by Parent and the holder of Company Options with respect to such holder’s Company Options, each Company Option will be cancelled and extinguished, and the holder thereof will be entitled to receive an amount in cash equal to the excess (if any) of (A) the product of (i) the number of Shares subject to such Company Option and (ii) the Merger Consideration over (B) the aggregate exercise price of such Company Option, without interest and less any amounts required to be deducted and withheld under any applicable Law. All payments with respect to canceled Company Options shall be made by the Paying Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 3.2(a).

(b) As of the Effective Time, except as otherwise agreed by Parent and the holder of a Share subject to vesting or other lapse restrictions pursuant to any Company Stock Plan or any applicable restricted stock award agreement (each a “Restricted Share”) with respect to such holder’s Restricted Shares, each Restricted Share outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time and shall, as of the Effective Time, be canceled and converted into the right to receive the Merger Consideration in accordance with Section 3.1(d).

(c) As of the Effective Time, except as otherwise agreed by Parent and the holder of awards of a right under any Company Stock Plan entitling the holder thereof to Restricted Shares, shares of Common Stock or cash equal to or based on the value of Common Stock (collectively, “RSUs”) with respect to such holder’s RSUs, each RSU outstanding immediately prior to the Effective Time, shall vest, if applicable, and become free of any lapse restriction (without regard to whether the RSUs are then vested or the applicable restrictions have lapsed) and, as of the Effective Time be canceled, and at the Effective Time, the holder thereof shall be entitled to receive an amount in cash equal to the (i) product of (A) the number of Shares previously subject to such RSU and (B) the Merger Consideration, and (ii) the value of any deemed dividend equivalents accrued but unpaid with respect to such RSUs, less any amounts required to be withheld under any applicable Law. All payments with respect to canceled RSUs shall be made by the Paying Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 3.2(a).

(d) At the Effective Time, all amounts withheld by the Company on behalf of the participants in the Company’s Amended and Restated Management Stock Purchase Plan and the Company’s Employee Stock Purchase Plan (the “Stock Purchase Plans”, and such participants, the “Participants”) from the beginning of the applicable existing salary reduction periods through the Effective Time will be deemed to have been used to purchase Common Stock pursuant to the terms of the Stock Purchase Plans, using the Effective Time as the last date of the applicable salary reduction period under the Stock Purchase Plans (the “Deemed Purchase”) and each such share of Common Stock will be deemed to have been cancelled and converted into the right to receive the Merger Consideration, such that, as of the Effective Time, on a net basis, each Participant shall be entitled to receive, without interest and less any amounts required to be deducted and withheld under any applicable Law, (i) a refund by the Company of all reductions made pursuant to the Stock Purchase Plans by the Participant during the applicable existing salary reduction periods and (ii) an amount in cash equal to the excess (if any) of (A) the product of (1) the number of Shares that the Participant is deemed to have acquired pursuant to the terms of the applicable Stock Purchase Plan pursuant to the applicable Deemed Purchase and (2) the Merger Consideration, over (B) the aggregate amount of the Participant’s purchase price deemed to have been paid in the Deemed Purchase (such cash amount described in (ii) being the “Net SPP Payment”). All Net SPP Payments shall be paid by the Paying Agent (or such other agent reasonably acceptable to Parent as the Company shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 3.2(a). However, in connection with the foregoing, if and to the extent permitted by the applicable Stock Purchase Plan, on or after the date of this Agreement, in no event (i) shall any person who is not currently participating in any Stock Purchase Plan be permitted to begin participating in any Stock Purchase Plan, and (ii) shall any person who is currently participating in any Stock Purchase Plan be permitted to increase the level of salary reduction amount that may otherwise be deemed used to purchase shares of Common Stock under any Stock Purchase Plan from that level of salary reduction amount in effect as of the date of this Agreement; and provided, further, that in no event may any new salary reduction period commence after the date hereof and prior to the Effective Time.

(e) Prior to the Effective Time, the Company will (i) (A) use its reasonable best efforts to obtain any consents from the holders of Company Options, and (B) to the extent the Company does not obtain all of such consents, make any amendments to the terms of any Company Stock Plan that in the case of either clause (A) or (B), are necessary to give effect to the transactions contemplated by Section 3.3(a) and (ii) adopt such resolutions and will take such other actions as may be reasonably required to effectuate the actions contemplated by this Section 3.3, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed to be disclosed with respect to any other section or subsection to which the relevance of such disclosure is reasonably apparent) or as may be disclosed in the Company SEC Reports filed prior to the date of this Agreement (other than disclosure that constitutes a “risk factor” or a “forward looking statement” under the heading “Forward Looking Statements” in any such Company SEC Reports, provided, however, that any such “risk factor” or “forward looking statement” disclosure shall not supersede or otherwise limit the effectiveness of similar disclosure made in the exceptions set forth in clauses (A) through (J) in the definition of Material Adverse Effect on the Company or in the Company Disclosure Letter), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Corporate Existence and Power. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction (with respect to jurisdictions that recognize the concept of good standing), except in the case of the Company’s Subsidiaries, where the failure to be so organized, existing and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has all corporate or similar powers and authority required to own, lease and operate its respective properties and to carry on its business as now conducted, except in the case of the Company’s Subsidiaries, where the failure to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. None of the Company or its Subsidiaries is in violation of its organizational or governing documents in any material respect.

Section 4.2 Corporate Authorization.

(a) The Company has the corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the “Requisite Stockholder Vote”), to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. The termination of the Prior Merger Agreement, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company. Except for the adoption of this Agreement by the Requisite Stockholder Vote, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. The Board of Directors of the Company, following the unanimous recommendation of the Special Committee, at a duly held meeting has (i) determined that it is in the best interests of the Company and its stockholders (other than holders of Shares that are Affiliates of Parent), and declared it advisable, to terminate the Prior Merger Agreement and enter into this Agreement, (ii) approved the termination of the Prior Merger Agreement, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting.

(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 4.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of the HSR Act; (iii) the applicable requirements of the Exchange Act including the filing of the Company Proxy Statement; (iv) compliance with the rules and regulations of the New York Stock Exchange; (v) compliance with any applicable state securities or blue sky laws; (vi) the consents and/or notices listed in Schedule 4.3 of the Company Disclosure Letter; and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Merger.

Section 4.4 Non-Contravention. The termination of the Prior Merger Agreement, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with, or result in any violation or breach of any provision of, the organizational or governing documents of (A) the Company or (B) any of its Subsidiaries; (ii) assuming compliance with the matters referenced in Section 4.3 and the receipt of the Requisite Stockholder Vote, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, or result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation of the Company or any of its Subsidiaries, or result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries under any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, Real Property Lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except in the case of clauses (i)(B), (ii) and (iii) above, which would not (A) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (B) reasonably be expected to prevent or materially delay the consummation of the Merger.

Section 4.5 Capitalization.

(a) The authorized share capital of the Company consists of 120,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of which 90,000 shares are designated Series A Junior Participating Preferred Stock. As of February 28, 2007, there were (i) (A) 89,111,035 shares of Common Stock issued and outstanding (including 1,415,031 Restricted Shares), and (B) no shares of Preferred Stock issued and outstanding, (ii) Company Options to purchase an aggregate of 6,771,437 shares of Common Stock, with a weighted average exercise price of $33.79 per share, issued and outstanding and (iii) 1,083,737 shares of Common Stock available for issuance under the Stock Purchase Plans. The Company shall deliver a supplement to Schedule 4.5(a) of the Company Disclosure Letter to Parent no later than the close of business on March 20, 2007, which supplement shall provide the numbers in clauses (i) - (iii) in the immediately preceding sentence as of the close of business on March 19, 2007. Between February 28, 2006 and the date of this Agreement, the Company has not issued any Shares, shares of Preferred Stock or Company Options other than issuances that would not have been prohibited under Section 6.1(m) if such issuances had occurred between the date of this Agreement and the Effective Time. All outstanding Shares are duly authorized, validly issued, fully paid and non-assessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiaries of the Company own any Shares or any other equity securities of the Company.

(b) Except as set forth in Schedule 4.5(b) of the Company Disclosure Letter and except with respect to the Stock Purchase Plans, there have not been reserved for issuance, and there are no outstanding: (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or any of its Subsidiaries, other than Company Options; (iii) Company Options or other rights or options to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company or such Subsidiary, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of the Company or any of its Subsidiaries or other similar rights (the items in clauses (i) through (iv) collectively, “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Company Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto.

(c) Except as set forth in Schedule 4.5(c) of the Company Disclosure Letter, since September 30, 2006, the Company has not declared or paid any dividend or distribution in respect of any Company Securities issued by the Company other than the issuance of shares upon the exercise of Company Options, and neither the Company nor any of its Subsidiaries has issued, sold, repurchased, redeemed or otherwise acquired any Company Securities issued by the Company, and their respective Boards of Directors have not authorized any of the foregoing.

(d) Except as set forth in Schedule 4.5(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Company Joint Venture, Minority Joint Venture or any other Person, other than Intercompany Debt and other than any such commitment, arrangement or agreement entered into in the ordinary course of business consistent with past practice.

(e) No bonds, debentures, notes or other indebtedness having the right to vote generally on any matters on which stockholders of the Company may vote are outstanding.

Section 4.6 Company Subsidiaries and Joint Ventures.

(a) Schedule 4.6(a) of the Company Disclosure Letter sets forth a list of all the Company’s Subsidiaries.

(b) Schedule 4.6(b) of the Company Disclosure Letter sets forth a list of all Company Joint Ventures and all Minority Joint Ventures.

(c) All equity interests of any Subsidiary and any Minority Joint Venture held by the Company or any other Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. All such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests) other than Permitted Liens. The Company has made available to Parent or its employees, consultants, agents, advisors, affiliates or other representatives true, correct and complete copies of the organizational or governing documents of the Company’s Subsidiaries, and to the Knowledge of the Company, the Minority Joint Ventures.

Section 4.7 Reports and Financial Statements.

(a) The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC pursuant to the Exchange Act or other applicable United States federal securities Laws since January 1, 2004 (all such forms, reports, statements, certificates and other documents filed since January 1, 2004, with any amendments thereto, collectively, the “Company SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date of this Agreement, has complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act as of the date filed with the SEC. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. None of the Company SEC Reports when filed with the SEC and, if amended, as of the date of such amendment contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes and schedules, where applicable) fairly presents (subject, in the case of the unaudited statements, to the absence of notes and normal year-end audit adjustments as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act), in all material respects, the results of the consolidated operations and changes in stockholders’ equity and cash flows and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such consolidated financial statements (including the related notes and schedules, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such financial statements

(including the related notes and schedules, where applicable) were prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by the rules related to Quarterly Reports on Form 10-Q promulgated under the Exchange Act.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the management of the Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, known to the Company, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 4.8 Undisclosed Liabilities. Except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company (including the notes thereto) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2006, (iii) for liabilities that have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, (iv) for liabilities incurred in connection with the transactions contemplated hereby, including the termination of the Prior Merger Agreement, or (v) for liabilities that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

Section 4.9 Disclosure Documents. The proxy statement relating to the Merger (the “Company Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the stockholders of the Company will not, at the time it is first mailed to the stockholders of the Company, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Proxy Statement to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto as of the date of such filing. No representation is made by the Company with respect to statements made in the Company Proxy Statement and any other documents required to be filed by the Company with the SEC relating to the Merger and the transactions contemplated hereby based on information supplied, or required to be supplied, by Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.

Section 4.10 Absence of Certain Changes or Events. Since December 31, 2005 to the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (i) there has not been any event, state of facts, circumstance, development, change, effect or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, and (ii) the businesses of the Company and its Subsidiaries have been carried on in all material respects in the ordinary course of business.

Section 4.11 Litigation. Except as set forth on Schedule 4.11 of the Company Disclosure Letter, none of the Company, its Subsidiaries or, to the Knowledge of the Company, the Minority Joint Ventures is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations (a “Proceeding”) of any nature against the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Minority Joint Venture, except for any Proceeding which (i) is not reasonably expected as of the date of this Agreement to involve an amount in controversy in excess of $10,000,000, or (ii) has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth on Schedule 4.11 of the Company Disclosure Letter, none of the Company, its Subsidiaries, or, to the Knowledge of the Company, the Minority Joint Ventures, or any of their businesses or properties are subject to or bound by any injunction, order, judgment, decree, settlement agreement, ruling or regulatory restriction of any Governmental Authority specifically imposed upon the Company, any of its Subsidiaries, any Minority Joint Venture or their respective properties or assets, except for any injunction, order, judgment, decree, settlement agreement, ruling or regulatory restriction which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12 Contracts.

(a) The Company has made available to Parent or its employees, consultants, agents, advisors, affiliates or other representatives, as of the date of this Agreement, true, correct and complete copies of (including all amendments or modification to), all Contracts (including with respect to personal property) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries, or any of their respective properties or assets is bound that:

(i) contain covenants that prohibit the Company or any of its Subsidiaries (or which, immediately following the consummation of the Merger, would prohibit the Surviving Corporation) from competing in any business or with any Person or in any geographic area, or acquiring any Person, except any such contract that may be cancelled without any penalty or other liability to the Company or any of its Subsidiaries upon notice of 60 days or less;

(ii) were entered into after December 31, 2005 or not yet consummated, and involve the acquisition from another Person or disposition to another Person, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $25,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory);

(iii) other than an acquisition permitted under clause (ii) above, provide for aggregate commitments by the Company and/or its Subsidiaries of more than $25,000,000 over the remaining term of such Contract (other than Contracts providing for procurement of supplies in the ordinary course of business); and

(iv) contain restrictions with respect to payment of dividends or any distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries.

Each Contract of the type described in clauses (i) through (iv) is referred to herein as a “Material Contract.”

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Material Contract is valid and binding on the Company, or any Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. There is no default under any Material Contract by the Company, or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company, any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto, except which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.13 Taxes.

The representations and warranties contained in Section 4.7(b), this Section 4.13 and Section 4.14 are the only representations and warranties being made by the Company with respect to Taxes related to the Company, any of its Subsidiaries, or any Minority Joint Venture or this Agreement or its subject matter, and no other representation or warranty contained in any other section of this Agreement shall apply to any such Tax matters and no other representation or warranty, express or implied, is being made with respect thereto.

(a) All Tax Returns required to be filed with any Governmental Authority by or with respect to the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete, except for Tax Returns as to which the failure to so file or be true, correct and complete would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(b) The Company and its Subsidiaries (i) have fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns referred to in Section 4.13(a), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP and for Taxes as to which the failure to pay would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, and (ii) have made adequate provision in the applicable financial statements in accordance with GAAP for any material Tax that is not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement, and there are no Liens for Taxes upon their assets other than (i) Permitted Liens and (ii) Liens which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(c) No audit or other Proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries, except for such audits, investigations and Proceedings that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been paid, except for deficiencies (i) as to which adequate reserves have been established, (ii) which have been set forth in Schedule 4.13(c) of the Company Disclosure Letter or (iii) as to which the failure to pay would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. None of the Company or any of its Subsidiaries has entered into a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state or local income Tax Law) executed prior to the Closing date that would require the Company or any of its Subsidiaries to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period after the Closing Date, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(d) There are no Tax sharing agreements (or similar agreements) under which the Company or any of its Subsidiaries could be liable for the Tax liability of an entity that is neither the Company nor any of its Subsidiaries, except for (i) the HCA Tax Sharing Agreement, and (ii) such agreements that would not reasonably be expected, individually or in the aggregate, have a Material Adverse Effect on the Company.

(e) Neither the Company nor any of its Subsidiaries have entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the Company, or relevant Subsidiary.

(f) Each of the Company and its Subsidiaries has made available to Parent or its employees, consultants, agents, advisors, affiliates or other representatives all material ruling requests, private letter rulings, notices of proposed deficiencies, closing agreements, settlement agreements, and similar documents sent to or received by the Company or any of its Subsidiaries on or after January 1, 2002, relating to any material Taxes.

(g) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of any material Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Company’s Knowledge, no request for any such waiver or extension is currently pending.

Section 4.14 ERISA.

(a) With respect to each Employee Benefit Plan, including multiemployer plans within the meaning of ERISA Section 3(37) and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, under which any Company Employee has any present or future right to benefits, or which is maintained or contributed to by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries otherwise has any present or future liability (the “Company Benefit Plans”), individually and in the aggregate, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company under ERISA, the Code or any other applicable Law and no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Benefit Plan which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is reasonably expected to receive a favorable determination letter from the IRS covering all of the material provisions applicable to the Company Benefit Plan for which determination letters are currently available that the Company Benefit Plan is so qualified. With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, as of the date hereof: (i) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred in the past six years; (ii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full; (iii) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, and (iv) the PBGC has not instituted Proceedings to terminate any such Company Benefit Plan.

(b) No Company Benefit Plan or Company Stock Plan exists that could (i) result in the payment to any Company Employee of any money or other property, (ii) accelerate or provide any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Company Employee, or (iii) limit or restrict the ability of the Company or its Subsidiaries to merge, amend or terminate any Company Benefit Plan, in each case, as a result of the execution of this Agreement or otherwise related in any way to the transactions contemplated by this Agreement; and no such payment would reasonably be expected to constitute a material parachute payment within the meaning of Code Section 280G.

(c) Schedule 4.14(c) of the Company Disclosure Letter sets forth a list of (i) all material Company Benefit Plans and (ii) all Company Stock Plans. The Company has made available to Parent or its employees, consultants, agents, advisors, affiliates or other representatives true and complete copies of all material Company Benefit Plans and all Company Stock Plans.

(d) All Company Options have been granted or assumed in accordance with the terms of the applicable Company Stock Plan and applicable Law (including, without limitation, Section 409A of the Code), with an exercise price at least equal to the fair market value of the underlying Common Stock on the date of any such grant, except for such failures, if any, to be so granted which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

(e) All contributions (including all employer contributions and employee salary reduction contributions) required to have been timely made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, other than a failure to make contributions that is not material.

(f) None of the Company, its Subsidiaries or, to the Knowledge of the Company, any Company ERISA Affiliate is or has within the past six years been a participating or contributing employer in any “multiemployer plan” (as defined in Section 3(37) of ERISA), nor has the Company, any of its Subsidiaries or, to the Knowledge of the Company, any Company ERISA Affiliate incurred any withdrawal liability with respect to any multiemployer plan or any liability in connection with the termination or reorganization of any multiemployer plan.

Section 4.15 Real Property. Schedule 4.15 of the Company Disclosure Letter lists, as of the date of this Agreement, all Owned Real Property (other than Owned Real Property of immaterial value that does not expose the Company or its Subsidiaries to a significant risk of material liability). True, correct and complete copies of all material Real Property Leases and amendments thereto, if any, have been made available to Parent or its employees, consultants, agents, advisors, affiliates or other representatives. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good, valid and marketable title to all Owned Real Property, free and clear of all Liens, except for Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have valid and subsisting leasehold estates in, and enjoy peaceful and undisturbed possession under, all Real Property Leases, subject only to Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each lease entered into in connection with the Leased Real Property (collectively, “Real Property Leases”) is, and at the Closing, unless expired, shall be, legal, valid and binding and in full force and effect, and has not been and will not have been assigned, modified, supplemented or amended other than in the ordinary course of business. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have in all material respects performed all of the obligations required to be performed by it or them to date under such Real Property Leases. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company, its Subsidiaries or, to the Company’s Knowledge, the landlord or sublandlord under any Real Property Lease is in material default under any of the Real Property Leases, and no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would constitute a material default under any Real Property Lease or would permit the landlord or sublandlord under any Real Property Lease to terminate any Real Property Lease. The Real Property comprises, in all material respects, all of the material real property used in the business of the Company and its Subsidiaries, taken as a whole, as presently conducted.

Section 4.16 Compliance With Laws.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, none of the Company, its Subsidiaries or, to the Knowledge of the Company, the Minority Joint Ventures is or has during the past three years been in conflict with, in default with respect to or in violation of any Law applicable to the Company, any of its Subsidiaries or any Minority Joint Venture or by which any property or asset of the Company, any of its Subsidiaries or any Minority Joint Venture is bound or affected.

(b) The Company has been in compliance in all material respects with the requirements, as they may exist from time to time, of the Corporate Integrity Agreement, dated as of October 30, 2001, as amended on February 21, 2002 (the “CIA”), between the Company and the Office of Inspector General of the United States Department of Health and Human Services (the “OIG”). The Company has not received any written notice from the OIG that the Company or any of its Subsidiaries is not in compliance in all material respects with the terms of the CIA.

(c) Each of the Company and its Subsidiaries has all Permits required to own, lease and operate their properties and conduct their businesses in all material respects as currently conducted, and there has occurred no violation of, suspension, reconsideration, imposition of penalties or fines, imposition of additional conditions or requirements, default (with or without notice or lapse of time or both) under, or event giving rise to any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.17 Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or person except Lehman Brothers Inc. is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement. The Company has disclosed to Parent all material terms of the engagement of Lehman Brothers Inc., including the amount of such fees and any right of first offer or other “tail” provisions.

Section 4.18 Opinion of Financial Advisors. Lehman Brothers, Inc. has delivered to the Special Committee an opinion to the effect that, as of the date of this Agreement, the consideration to be received by holders of Shares (other than holders of Shares that are Affiliates of Parent) in the Merger is fair, from a financial point of view, to such holders.

Section 4.19 Affiliate Transactions. Except for this Agreement and the Merger, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, the Company’s Affiliates (other than the Company’s Subsidiaries or the Minority Joint Ventures) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

Section 4.20 Rights Agreement; Anti-Takeover Provisions.

(a) The Company has taken all actions necessary under the Rights Agreement, dated as of May 11, 1999, between the Company and National City Bank, as rights agent (the “Rights Agreement”), to cause the Rights Agreement to be rendered inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement.

(b) The Board of Directors of the Company has taken all necessary action so that the restrictions of Section 203 of the DGCL and any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law enacted under any Law applicable to the Company (each, a “Takeover Statute”) do not, and will not, apply to this Agreement, the Merger or the other transactions contemplated hereby.

Section 4.21 Prior Merger Agreement. On March 19, 2007, the Prior Merger Agreement was terminated pursuant to its terms. Immediately prior to the termination of the Prior Merger Agreement, there were no other Excluded Parties (as such term is defined in the Prior Merger Agreement) other than Parent and its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub concurrently with entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed to be disclosed with respect to any other section or subsection to which the relevance of such disclosure is reasonably apparent), Parent and Merger Sub hereby represent and warrant to the Company that:

Section 5.1 Corporate Existence and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate or limited liability company, as applicable, power and authority required to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.

Section 5.2 Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub. No corporate proceedings other than those previously taken or conducted on the part of Parent and Merger Sub are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 5.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing of the Certificate of Merger; (ii) compliance with the applicable requirements of the HSR Act; (iii) compliance with the applicable requirements of the Exchange Act; (iv) compliance with any applicable state securities or blue sky laws; (v) the consents and/or notices listed in Schedule 4.3 of the Company Disclosure Letter; and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to adversely affect in any material respect, or prevent or materially delay the consummation of the Merger or Parent’s or Merger Sub’s ability to observe and perform its obligations hereunder.

Section 5.4 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) assuming compliance with the items specified in Section 5.3, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub, or any of their respective properties or assets, or (iii) require the consent, approval, or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or any event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Merger Sub or to a loss of any material benefit to which Merger Sub is entitled under any Contract.

Section 5.5 Disclosure Documents. None of the information supplied or to be supplied by Parent or Merger Sub or any of their respective Affiliates specifically for inclusion in the Company Proxy Statement will, at the time it is filed with the SEC, at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6 Finders’ Fees. Other than Credit Suisse Securities (USA) LLC, no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee from Parent in connection with any of the transactions contemplated by this Agreement in the event that the Merger is not consummated.

Section 5.7 Financing. Parent has delivered to the Company true, correct and complete copies of the commitment letter, dated as of the date of this Agreement, among Parent and Credit Suisse Securities (USA) LLC, Credit Suisse, Wachovia Capital Markets, LLC, Wachovia Bank,

N.A. and Wachovia Investment Holdings, LLC (the “Debt Financing Commitments”), pursuant to which the lenders party thereto have committed, subject to the terms and conditions thereof, to lend and fund (as applicable) the amounts set forth therein (the “Debt Financing”). Prior to the date of this Agreement, (i) none of the Debt Financing Commitments has been amended or modified, and (ii) the respective commitments contained in the Debt Financing Commitments have not been withdrawn or rescinded in any respect. Each of the Debt Financing Commitments, in the form so delivered, is in full force and effect as of the date of this Agreement and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto for so long as it remains in full force and effect. Notwithstanding anything in this Agreement to the contrary, one or more Debt Financing Commitments may be superseded at the option of Parent after the date of this Agreement but prior to the Effective Time by instruments (the “New Financing Commitments”) which replace existing Debt Financing Commitments; provided, that the terms of the New Financing Commitments shall not (a) adversely amend or expand upon the conditions precedent to the Debt Financing as set forth in the Debt Financing Commitments without the approval of the Board of Directors of the Company (or the Special Committee if such committee still exists), (b) reasonably be expected to delay or hinder the Closing or (c) reduce the aggregate amount of available Debt Financing. In such event, the term “Debt Financing Commitments” as used herein shall be deemed to include the Debt Financing Commitments that are not so superseded at the time in question and the New Financing Commitments to the extent then in effect. Parent shall not amend or modify any Debt Financing Commitment after the date of this Agreement but prior to the Effective Time unless such amendment or modification (a) does not adversely amend or expand upon the conditions precedent to the Debt Financing as set forth in the Debt Financing Commitments without the approval of the Board of Directors of the Company (or the Special Committee if such committee still exists), (b) is not reasonably expected to delay or hinder the Closing and (c) does not reduce the aggregate amount of available Financing. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any term or condition of the Debt Financing Commitments. As of the date of this Agreement, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Debt Financing Commitments. Parent has fully paid to the extent required to be paid prior to the date hereof any and all commitment fees incurred in connection with the Debt Financing Commitments and will pay when due all other commitment fees incurred in connection with the Debt Financing Commitments as and when they become due and payable. Assuming the satisfaction of the conditions set forth in Article VIII, the Debt Financing Commitments, when funded, along with cash on hand, will provide the Surviving Corporation with financing immediately after the Effective Time sufficient to consummate the Merger and the other transactions contemplated hereby (including payment of all amounts that may become payable under the Company Benefit Plans) upon the terms contemplated by this Agreement and to pay all related fees and expenses associated therewith, including payment of all amounts under Article III of this Agreement and all associated costs and expenses (including any refinancing of indebtedness of the Company or Merger Sub required in connection with the transactions contemplated by this Agreement).

Section 5.8 [Intentionally Omitted]

Section 5.9 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein, including in connection with arranging the Financing.

Section 5.10 Litigation. There are no pending or, to the knowledge of Parent or Merger Sub, threatened, Proceedings of any nature against either Parent or Merger Sub or any of their respective properties or assets and there are no injunctions, orders, judgments, decrees, settlement agreements, rulings or regulatory restrictions of any Governmental Authority binding on either Parent or Merger Sub or any of their respective properties or assets which (i) have had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of Parent or Merger Sub, (ii) would prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby or (iii) otherwise prevent or materially delay the performance by Parent or Merger Sub of their obligations under this Agreement.

Section 5.11 Solvency. As of the Effective Time, assuming (i) satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger and (ii) the accuracy of the representations and warranties of the Company set forth in Article IV hereof, then after giving effect to all of the transactions contemplated by this Agreement, including the Financing, any alternative financing, the Debt Offer, any satisfaction or discharge under Section 7.11(h), payment of the aggregate Per Share Merger Consideration, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and all related fees, expenses and commissions, the Surviving Corporation on a consolidated basis will be Solvent. For the purposes of this Section 5.11, the term “Solvent,” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.12 Debt Financing Commitment Conditions. There are no conditions to the funding of the Debt Financing in the amounts set forth in the Debt Financing Commitments other than the conditions precedent set forth in the Debt Financing Commitments (the conditions precedent so set forth, the “Disclosed Conditions”), and no Person has any right to impose, and neither the Borrower nor Holdings (each as defined in the Debt Financing Commitments) has any obligation to accept (i) any condition precedent to such funding other then the Disclosed Conditions nor (ii) any reduction to the aggregate amount available under the Debt Financing Commitments on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount under the Debt Financing Commitments on the Closing Date).

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of the Company and Subsidiaries. Except for matters set forth in Schedule 6.1 of the Company Disclosure Letter or as otherwise contemplated by or specifically provided in this Agreement, or as subsequently consented to in writing by Parent (which consent shall not be unreasonably withheld), from the date of this Agreement until the Effective Time, the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its Subsidiaries to, conduct their respective businesses in the ordinary course of business and in a manner which is consistent, in all material respects, with past practice, and shall use its reasonable best efforts to (i) preserve substantially intact its and its Subsidiaries’ present business organization and capital structure; (ii) maintain in effect all material Permits that are required for the Company and its Subsidiaries to carry on their respective businesses; (iii) keep available the services of present officers and key employees; and (iv) maintain the current relationships with its providers, suppliers and other Persons with which the Company and its Subsidiaries have significant business relationships. Without limiting the generality of the foregoing, and except for matters set forth in Schedule 6.1 of the Company Disclosure Letter or as expressly contemplated or permitted by this Agreement, prior to the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld), the Company shall not, and shall not permit its Subsidiaries to:

(a) adopt any change in its or their respective charter, bylaws or other constituent documents;

(b) merge or consolidate the Company or any of its Subsidiaries with any Person other than pursuant to the Merger and other than mergers or consolidations in the ordinary course involving the Company and its Subsidiaries;

(c) sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination (including by formation of a material Company joint venture), other than such transactions (i) solely among the Company and/or its wholly owned domestic Subsidiaries that would not result in a material increase in the Tax liability of the Company and its Subsidiaries taken as a whole or (ii) not individually in excess of $25,000,000;

(d)(i) make any material acquisition, by purchase or other acquisition of stock or other equity interests, by merger, consolidation or other business combination (including by formation of a material joint venture); or (ii) make any material property transfers or purchases of any property or assets, in or from any Person, in each case, other than an acquisition, property transfer or purchase (x) solely among the Company and/or Subsidiaries of the Company, or (y) not in excess of $25,000,000;

(e) other than in connection with drawdowns or repayments with respect to existing credit facilities and guarantees of leases in the ordinary course of business and in a manner which is consistent, in all material respects, with past practice, redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, indebtedness for borrowed money or assume, guarantee or endorse or otherwise become responsible for, whether directly, contingently or otherwise, the obligations of any Person, other than the incurrence, assumption or guarantee of indebtedness (i) between the Company, on the one hand, and any of its Subsidiaries, on the other hand, or (ii) not in excess of $25,000,000 in the aggregate;

(f) offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that would reasonably be expected to compete with or impede the Debt Financing or cause the breach of any provisions of the Debt Financing Commitments or cause any condition set forth in the Debt Financing Commitments not to be satisfied;

(g) make any material loans, advances or capital contributions to, or investments in, any other Person in excess of $25,000,000 in the aggregate for all such loans, advances, contributions and investments, except for (i) transactions solely among the Company and/or Subsidiaries of the Company, or (ii) as required by existing contracts set forth in Schedule 6.1(g) of the Company Disclosure Letter;

(h) authorize or make any capital expenditures in excess of $10,000,000 in the aggregate, other than capital expenditures provided for in the Company’s budget for any portion of the fiscal year 2007 prior to the Closing Date (a copy of which budget is provided in Schedule 6.1(h) of the Company Disclosure Letter);

(i) pledge or otherwise encumber shares of capital stock or other voting securities of the Company or any of its Subsidiaries;

(j) enter into or amend any Contract with any executive officer or director of the Company or any of its Subsidiaries or any Person beneficially owning 1% or more of the Shares or the voting power of the Shares other than in the ordinary course of business consistent, in all material respects, with past practice unless such amendment or Contract would be required to be disclosed by the Company pursuant to Item 404 of Regulation S-K;

(k) mortgage or pledge any of its material assets, tangible or intangible, or create, assume or suffer to exist any Lien thereupon (other than Permitted Liens);

(l) enter into, renew, extend, amend or terminate any Contract that is or would be material to the Company and its Subsidiaries, taken as a whole, other than in the ordinary course of business and in a manner which is consistent, in all material respects, with past practice;

(m)(i) split, combine or reclassify any Company Securities or amend the terms of any Company Securities; (ii) declare, establish a record date for, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities other than a dividend or distribution by a Subsidiary of the Company to its parent corporation in the ordinary course of business; or (iii) except as set forth in Schedule 6.1(m) of the Company Disclosure Letter, issue or offer to issue any Company Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any Company Securities, other than in connection with (A) the exercise of Company Options outstanding on the date of this Agreement in accordance with their original terms, (B) the withholding of Company Securities to satisfy Tax obligations with respect to Company Options or Restricted Shares, (C) the acquisition by the Company of Company Securities in connection with the net exercise of Company Options in accordance with the terms thereof and (D) acquisitions by or issuances to Company Benefit Plans identified in Schedule 6.1(m) of the Company Disclosure Letter in the ordinary course of business and in a manner which is consistent, in all material respects, with past practice;

(n) except as required pursuant to existing written agreements or Company Benefit Plans in effect on the date of this Agreement or as required by applicable Law, (i) adopt, amend in any material respect or terminate any Company Benefit Plan, (ii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (iii) except in connection with promotions or new hires made in the ordinary course of business consistent with past practice, increase in any manner the compensation (cash or otherwise), perquisites or welfare or pension benefits of Company Employees, (iv) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to any Company Benefit Plan are made or determined, or (v) take any action with respect to salary, compensation, benefits or other terms and conditions of employment that would reasonably be expected to result in the holder of a change of control or similar agreement having “good reason” to terminate employment and collect severance payments and benefits pursuant to such agreement;

(o) except with respect to Tax matters, which are governed by Section 6.1(q), settle or compromise any litigation, or release, dismiss or otherwise dispose of any claim or arbitration (including any litigation, claim, action or investigation relating to this Agreement or the transactions contemplated hereby), other than settlements or compromises of litigation, claims or arbitration that do not exceed in the aggregate the amount set forth on Schedule 6.1(o) of the Company Disclosure Letter, do not involve equitable relief against the Company or do not impose any material restrictions on the business or operations of the Company or any of its Subsidiaries;

(p) renew or enter into any non-compete, exclusivity, non-solicitation, standstill or similar agreement that would restrict or limit, in any material respect, the operations of the Company, its Subsidiaries or the Surviving Corporation other than in the ordinary course of business consistent, in all material respects, with past practice; provided, however, that no such agreement shall bind any Affiliates of Parent or Merger Sub (other than the Company and its Subsidiaries);

(q) other than in the ordinary course of business consistent with past practice or except to the extent required by Law or contemplated by the HCA Tax Sharing Agreement, make or change any material Tax election, settle or compromise any material Tax liability of the Company and its Subsidiaries for an amount in excess of the reserve for such Tax liability that is reflected in the financial statements of the Company for the period ended December 31, 2006 that are included in the Company SEC Reports, agree to an extension of the statute of limitations with respect to the assessment or determination of material Taxes of the Company and its Subsidiaries, file any amended Tax Return with respect to any material Tax, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(r) make any change in its financial accounting methods or method of Tax accounting, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries (other than inactive or shell Subsidiaries), except insofar as may have been required by a change in GAAP or Law;

(s) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than inactive or shell Subsidiaries), or enter into a letter of intent or agreement in principle with respect thereto;

(t) take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; or

(u) authorize, agree or commit to do any of the foregoing.

Section 6.2 Conduct of Parent and Merger Sub. Each of Parent and Merger Sub agrees that, from the date of this Agreement to the Effective Time, it shall not take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

Section 6.3 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Stockholder Meeting; Proxy Material.

(a) The Company shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of having this Agreement adopted by the stockholders of the Company in accordance with applicable Law as promptly as reasonably practicable after the SEC clears the Company Proxy Statement, (ii) use commercially reasonable efforts to solicit the adoption of this Agreement by the stockholders of the Company, and (iii) subject to the immediately succeeding sentence, include in the Company Proxy Statement the recommendation of the Board of Directors of the Company that the stockholders of the Company adopt this Agreement (the

“Recommendation”). The Board of Directors of the Company shall not directly or indirectly (A) withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Recommendation or (B) take any other action or make any other public statement in connection with the Company Stockholder Meeting inconsistent with such Recommendation (any action described in this clause (A) or (B) being referred to as a “Recommendation Withdrawal”); provided, that at any time prior to obtaining the Requisite Stockholder Vote, the Board of Directors of the Company (following the recommendation of the Special Committee if such committee still exists) may effect a Recommendation Withdrawal (subject to the Company having complied with its obligations under Section 7.4) if such Board of Directors (following the recommendation of the Special Committee, if such committee still exists) determines in good faith (after consultation with outside counsel) that failure to take such action could violate its fiduciary duties under applicable Law. Notwithstanding any Recommendation Withdrawal, unless this Agreement is terminated pursuant to and in accordance with Section 9.1, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting this Agreement. If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Company Proxy Statement, so that the Company Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.

(b) In connection with the Company Stockholder Meeting, the Company will: (i) assuming Parent timely supplies the information required from it and timely provides reasonable cooperation to the Company, use commercially reasonable efforts to prepare and file the Company Proxy Statement with the SEC as promptly as reasonably practicable (and, with respect to such filing with the SEC, in any event no later than April 6, 2007); (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Merger Sub promptly upon receipt; (iii) as promptly as reasonably practicable prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by applicable Law; (iv) use its commercially reasonable efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as reasonably practicable, the Company Proxy Statement and all other customary proxy or other materials for meetings such as the Company Stockholder Meeting; (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Company Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholder Meeting; and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Company Stockholder Meeting and the Merger. Parent and Merger Sub shall cooperate with the Company in connection with the preparation and filing of the Company Proxy Statement, including furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy

Statement under the Exchange Act. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. In connection with the filing of the Company Proxy Statement, the Company, Parent and Merger Sub will cooperate to: (i) concurrently with the preparation and filing of the Company Proxy Statement, jointly prepare and file with the SEC any other documents required to be filed with the SEC relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the any such required documents; (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response; (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; (iv) have cleared by the SEC such documents; and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to such documents if any event shall occur which requires such action at any time prior to the Company Stockholders Meeting.

Section 7.2 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, waivers, Permits or orders from all Governmental Authorities or other Persons. In furtherance and not in limitation of the foregoing, each party hereto agrees to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after the date hereof, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.2 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act as soon as practicable. Without limiting the foregoing, the parties shall request and shall use reasonable best efforts to obtain early termination of the waiting period under the HSR Act.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 7.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any Proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any Proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Authority or, in connection with any Proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the parties contained in Section 7.2(a) and Section 7.2(b), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby. In furtherance of and not in limitation of the covenants of the parties contained in Section 7.2(a) and Section 7.2(b), Parent shall offer to take (and if such offer is accepted, commit to take) all steps to avoid or eliminate impediments under any antitrust, competition or trade regulation law that may be asserted by the FTC, the DOJ, or any other Governmental Authority with respect to the Merger so as to enable the Effective Time to occur prior to the End Date and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals. Without limiting the foregoing, Parent shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets of businesses of Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective subsidiaries or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Parent, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Proceeding, which would otherwise have the effect of preventing or delaying the Effective Time beyond the End Date. At the request of Parent (and only thereupon), the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of its subsidiaries, provided that the Company shall not be obligated to take any such action unless the taking of such action is conditioned upon the consummation of the Merger.

(d) Subject to the obligations under Section 7.2(c), in the event that any administrative or judicial Proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

Section 7.3 Access to Information.

(a) Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and Merger Sub and their respective authorized Representatives, during normal business hours and upon reasonable advance notice, (i) such access to the offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Merger Sub reasonably may request, and (ii) all documents that Merger Sub reasonably may request. Notwithstanding the foregoing, Parent, Merger Sub and their respective Representatives shall not have access to any books, records and other information the disclosure of which would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such books, records and other information. The parties will use their reasonable best efforts to make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

(c) All information obtained pursuant to this Section 7.3 shall be kept confidential in accordance with the Confidentiality Agreement.

Section 7.4 Non-Solicitation.

(a) [Intentionally omitted]

(b) Subject to Section 7.4(c), from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, none of the Company, its Subsidiaries or any of their respective Representatives shall, directly or indirectly, (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, or (ii) approve or recommend, or publicly propose to approve or recommend, a Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing. Upon execution of this Agreement, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company, any of its Subsidiaries or any of their respective Representatives with respect to any Company Acquisition Proposal and cause to be returned or destroyed all confidential information provided or made available to such Person on behalf of the Company or any of its Subsidiaries. From date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, the Company shall not amend, modify or waive any provision of any confidentiality agreement to which it is a party or terminate any such confidentiality agreement, and shall use reasonable best efforts to enforce the material terms thereof.

(c) Notwithstanding anything to the contrary contained in Section 7.4(b), if at any time following the date of this Agreement and prior to obtaining the Requisite Stockholder Vote, (i) the Company has received a written Company Acquisition Proposal from a third party that the Board of Directors of the Company (following the recommendation of the Special Committee if such committee still exists) believes in good faith to be bona fide and (ii) the Board of Directors of the Company (following the recommendation of the Special Committee if such committee still exists) determines in good faith, after consultation with its independent financial advisors and outside counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal; provided, that the Company (x) will not, and will not allow Company Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent. After the date hereof, the Company shall promptly (and in any event within two Business Days) notify Parent in the event it receives a Company Acquisition Proposal from a Person or group of related Persons or any material revisions thereto. Without limiting the foregoing, the Company shall promptly (and in any event within two Business Days) notify Parent if it determines to begin providing information or to engage in negotiations concerning a Company Acquisition Proposal from a Person or group of related Persons pursuant to this Section 7.4(c).

(d) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Requisite Stockholder Vote, the Company receives a Company Acquisition Proposal which the Board of Directors of the Company (following the recommendation of the Special Committee, if such committee still exists) concludes in good faith constitutes a Superior Proposal, the Board of Directors of the Company (following the recommendation of the Special Committee, if such committee still exists) may (x) effect a Recommendation Withdrawal and/or (y) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal if the Board of Directors of the Company (following the recommendation of the Special Committee, if such committee still exists) determines in good faith, after consultation with outside counsel, that failure to take such action could violate its fiduciary duties under applicable Law; provided, however that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the

Termination Fee payable pursuant to Section 9.2(a)(i) and the amount set forth in Section 9.2(a)(ii); and provided, further, that the Board of Directors may not effect a Recommendation Withdrawal pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless (i) the Company shall have provided prior written notice to Parent, at least three calendar days in advance (the “Notice Period”), of its intention to effect a Recommendation Withdrawal in response to such Superior Proposal or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall include a written summary of the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal) and (ii) the Company shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal.

In the event of any material revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 7.4(d) with respect to such new written notice.

(e) The Company agrees that any violations of the restrictions set forth in this Section 7.4 by any Representative of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 7.4 by the Company.

(f) As used in this Agreement, the term:

(i) “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement;

(ii) “Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or their respective Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class or series of Company Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of any class or series of capital stock of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole); and

(iii) “Superior Proposal” means a Company Acquisition Proposal that the Board of Directors of the Company (following the recommendation of the Special Committee, if such committee still exists) in good faith determines, would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated hereby (x) after receiving the advice of its independent financial advisor, (y) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to the terms herein) and (z) after taking into account all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory or other aspects of such proposal and any other relevant factors permitted by applicable Law; provided, that for purposes of the definition of “Superior Proposal”, the references to “15% or more” in the definition of Company Acquisition Proposal shall be deemed to be references to “a majority”.

(g) Nothing contained in this Section 7.4 or elsewhere in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, any such disclosure (other than a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Recommendation Withdrawal unless the Board of Directors of the Company (following the recommendation of the Special Committee if such committee still exists) expressly publicly reaffirms at least two Business Days prior to the Company Stockholder Meeting its recommendation in favor of the adoption of this Agreement.

Section 7.5 Director and Officer Liability.

(a) From and after the Effective Time, Parent and the Surviving Corporation shall to the greatest extent permitted by Law jointly and severally indemnify and hold harmless (and comply with all of the Company’s and its Subsidiaries’ existing obligations to advance funds for expenses) (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time, including, without limitation, the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement; and (ii) such persons against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(b) As of the Effective Time, the Company shall have purchased, and, following the Effective Time, the Surviving Corporation shall maintain, a tail policy to the current policy of directors’ and officers’ liability insurance maintained on the date hereof by the Company (the “Current Policy”) which tail policy shall be effective for a period from the Effective Time through and including the date six years after the Closing Date with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and which tail policy shall contain substantially the same coverage and amount as, and contain terms and conditions no less advantageous, in the aggregate, than the coverage currently provided by the Current Policy; provided, however, that in no event shall the Surviving Corporation be required to expend annually in excess of 300% of the current annual premium paid by the Company under the Current Policy (the “Insurance Amount”); provided, however, that if the premium of such insurance coverage exceeds the Insurance Amount, the Company shall be obligated to obtain, and the Surviving Corporation shall be obligated to maintain, a policy with the greatest coverage available for a cost not exceeding the Insurance Amount.

(c) This Section 7.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors or officers of the Company, its Subsidiaries, and their respective heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of it or of the Surviving Corporation, as the case may be, assume and honor the obligations set forth in this Section 7.5. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 7.5 is not prior to or in substitution for any such claims under any such policies.

Section 7.6 Takeover Statutes. The parties shall use their respective reasonable best efforts (i) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

Section 7.7 Public Announcements. Except with respect to any Recommendation Withdrawal or any action taken pursuant to, and in accordance with, Section 7.4 or Article IX, so long as this Agreement is in effect, the parties will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby. No party hereto will issue any such press release or make any such public statement prior to such consultation, except to the extent the disclosing party determines it is required to do so by applicable Law or any listing agreement with the New York Stock Exchange, in which case that party will use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

Section 7.8 Notice of Current Events. From and after the date of this Agreement until the Effective Time, the Company and Parent shall promptly notify each other orally and in writing of (i) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (ii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 7.9 Employee Matters.

(a) Without limiting any additional rights that any Company Employee employed by the Company or any of its Subsidiaries at the Effective Time (“Current Employee”) may have under any Company Benefit Plan, each of the Surviving Corporation and its Subsidiaries, for the period commencing at the Effective Time and ending on December 31, 2008, shall maintain for Current Employees (i) their salary or hourly wage rate, commission structure and opportunities, and/or target cash bonus opportunities under annual programs (but, except as otherwise agreed with Parent or the Surviving Corporation, excluding any equity or equity equivalent award opportunities, and any other equity-based compensation) (collectively, “Compensation”), that in the aggregate are not less favorable than, and (ii) severance, pension and welfare benefits (excluding any value attributable to any equity-based benefits) provided under the Company Benefit Plans that in the aggregate are not less favorable than, the Compensation and benefits, as applicable, maintained for and provided to Current Employees immediately prior to the Effective Time; provided, however, that subject to the foregoing and this Section 7.9 nothing herein shall prevent the amendment or termination of any Company Benefit Plans or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 7.9 shall limit the right of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any Current Employee at any time.

(b) As of and after the Effective Time, the Surviving Corporation shall give Current Employees full credit for all purposes (but not benefit accruals under any newly established defined benefit pension plans), under any new employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Current Employees as of and after the Effective Time by the Surviving Corporation or any of its Subsidiaries for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Surviving Corporation Plan”) to the same extent recognized by the Company immediately prior to the Effective Time under any similar Company Benefit Plan. With respect to each Surviving Corporation Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), the Surviving Corporation and its Subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, for the applicable plan year in which the Closing occurs, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Current Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(c) The provisions of this Section 7.9 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to

(i) confer upon or give to any person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.9) under or by reason of any provision of this Agreement, or (ii) constitute an amendment or modification of any Company Benefit Plan.

Section 7.10 Financing.

(a) Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries to provide, and shall use its reasonable best efforts to cause their respective Representatives, including legal and accounting Representatives, to provide, all cooperation reasonably requested by Parent in connection with the arrangement of the financings contemplated by any Debt Financing Commitments (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including: (i) participation in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, marketing materials and similar documents (including MD&A and business description) required in connection with the Debt Financing; provided, that any private placement memoranda or prospectuses in relation to high yield debt securities need not be issued by the Company or any of its Subsidiaries; provided, further, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its Subsidiaries as the obligor; (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company with respect to solvency of the Company on a consolidated basis and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the granting, pledging, recording and perfection of collateral; (iv) furnishing Parent and its financing sources as promptly as practicable (and in any event no later than 25 Business Days prior to the End Date) with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial and other data of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act of the type and form customarily included in private placements under Rule 144A of the Securities Act to consummate the offerings of securities contemplated by the Debt Financing Commitments at the time during the Company’s fiscal year such offerings will be made (the “Required Financial Information”); (v) using commercially reasonable efforts to assist Parent in connection with the satisfaction of the conditions of the Debt Financing Commitment, (vi) providing monthly financial statements (excluding footnotes) within the time frame, and to the extent, the Company prepares such financial statements; (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish blocked account agreements in connection with the foregoing; (viii) entering into one or more credit or other agreements on terms reasonably satisfactory to Parent in connection with the financing contemplated by the Debt Financing Commitments immediately prior to the Effective Time; provided, that none of the Company or any of its Subsidiaries shall be required to enter into any purchase agreement for any high yield debt financing (other than bridge financing); and (ix) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the financings contemplated by the Debt Financing Commitments and the direct borrowing of all of the proceeds of, the incurrence of the debt contemplated by, and the issuance of the securities contemplated by, the Debt Financing Commitments, including any high yield debt and any preferred financing, by the Surviving Corporation concurrently or immediately following the Effective Time; provided, that prior to the Effective Time neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not simultaneously reimbursed by Parent in connection with the Debt Financing prior to the Effective Time. Parent or Merger Sub shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company or any of its Subsidiaries in connection with such cooperation and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing (other than to the extent such losses arise from the willful misconduct of the Company, any of its Subsidiaries or their respective Representatives) and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and its or their marks. All non-public or otherwise confidential information regarding the Company obtained by Parent, Merger Sub or their Representatives pursuant to this Section 7.10(a) shall be kept confidential in accordance with the Confidentiality Agreement.

(b) Parent shall use its reasonable best efforts to arrange the Debt Financing as promptly as practicable taking into account the expected timing of the Marketing Period and the End Date on the terms and conditions described in the Debt Financing Commitments, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent, (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control and (iii) upon the satisfaction of such conditions, to use its reasonable best efforts to cause the funding of such Debt Financing. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable to Parent (as determined in the reasonable judgment of Parent) as promptly as practicable following the occurrence of such event but no later than the final day of the Marketing Period or if, earlier, the End Date. Parent shall keep the Company reasonably apprised of material developments relating to the Financing. For the avoidance of doubt, in the event that (x) all or any portion of the Debt Financing structured as high yield financing has not been consummated, (y) all closing conditions contained in Article VIII (other than those contained in Section 8.2(c) and Section 8.3(c)) shall have been satisfied or waived and (z) the bridge facilities contemplated by the Debt Financing Commitments (or alternative bridge financing obtained in accordance with this Agreement) are available on the terms and conditions described in the Debt Financing Commitments (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used to replace such high yield financing no later than the final day of the Marketing Period or, if earlier, the End Date. For purposes of this Agreement, “Marketing Period” shall mean the first period of 20 consecutive Business Days after the date hereof throughout which (A) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 7.10(a) and (B) the conditions set forth in Section 8.1 and Section 8.2(d) shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.2(a) and Section 8.2(b) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period, and (unless Parent and the Merger Sub have previously waived the conditions set forth in Section 8.2(d)) the Company has delivered a notice to Parent that the Company believes that the conditions set forth in Section 8.2(d) have been satisfied; provided, that if the Marketing Period has not ended on or prior to August 17, 2007, the Marketing Period shall commence no earlier than September 4, 2007; and provided, further, that the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of the Marketing Period, Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company SEC Reports. Notwithstanding the foregoing, if the financial statements included in the Required Financial Information that is available to Parent on the first day of any such 20-Business-Day period would not be sufficiently current on any day during such 20-Business-Day period to permit (i) a registration statement using such financial statements to be declared effective by the SEC on the last day of such 20-Business-Day period or (ii) the Company’s independent registered accounting firm to issue a customary comfort letter to Merger Sub (in accordance with its normal practices and procedures) on the last day of such 20-Business-Day period, then a new 20-Business-Day period shall commence upon Parent receiving updated Required Financial Information that would be sufficiently current to permit the actions described in clauses (i) and (ii) of this sentence on the last day of such 20-Business-Day period.

(c) Without limitation of its obligations in Section 7.10(b), Parent shall, on or about the same date as the commencement of the Debt Offer, commence a tender offer (the “Parent Tender Offer”) and consent solicitation (the “Parent Consent Solicitation”) for all of its outstanding 6 1/2% Senior Subordinated Notes due 2012 (the “Existing Parent Notes”) and will purchase each of the Existing Parent Notes validly tendered and not withdrawn in the Parent Tender Offer. To the extent not all of the Existing Parent Notes are purchased pursuant to the Parent Tender Offer, on or before the Closing Date, Parent shall (i) amend the indenture relating thereto pursuant to the Parent Consent Solicitation to remove the significant restrictive covenants and the merger covenant therefrom, (ii) defease the significant restrictive covenants therefrom in accordance with the relevant provisions of the indenture governing the Existing Parent Notes and/or (iii) take such other actions necessary to redeem, satisfy and/or discharge the Existing Parent Notes pursuant to the indenture governing the Existing Parent Notes. In addition, Parent shall arrange for the repayment in full, and termination of, the existing Amended and Restated Credit Agreement dated as of August 19, 2004, as amended, among Parent, the lenders party thereto, and JPMorgan Chase Bank, as administrative agent, on or before the Closing Date, and, in connection therewith, obtain a release of all the guarantees thereof and collateral therefor.

Section 7.11 Actions with Respect to Existing Debt.

(a) As soon as reasonably practical after receipt of a written request from Parent to do so, the Company shall commence a tender offer and Consent Solicitation (the “Debt Offer”) for all of the outstanding 7% Senior Notes due 2012 and 7% Senior Subordinated Notes due 2013 of the Company (the “Notes”) upon the terms and conditions set forth in Schedule 7.11 of the Company Disclosure Letter, and otherwise in compliance with applicable Law and SEC rules and regulations, and Parent and Merger Sub shall assist the Company in connection therewith.

(b) Promptly after the date of this Agreement, Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offer, including the offer to purchase, any related letters of transmittal and other related documents (collectively, the “Offer Documents”) and such documents shall be reasonably acceptable to the Company. Parent and the Company shall cooperate with each other in the preparation of the Offer Documents. All mailings to the holders of the Notes in connection with the Debt Offer shall be subject to the prior review and comment by each of the Company and Parent, subject to the terms and conditions of Schedule 7.11 of the Company Disclosure Letter, and shall be reasonably acceptable to each of them. The closing of the Debt Offer shall be conditioned on the conditions set forth in Section 7.11(f); provided, that the consummation of the Debt Offer will not be a condition to the Closing. The Company, Parent and Merger Sub shall cooperate in connection with the Debt Offer in order to cause the consent date under the Consent Solicitation to occur as directed by Parent prior to or concurrently with the Closing and the initial settlement of the Debt Offer to occur concurrently with the Closing. The Company shall waive any of the conditions to the Debt Offer (other than that the Merger shall have occurred or that the Parent and Company shall be satisfied that it shall occur substantially concurrently with the closing of the Debt Offer, the Requested Consents shall have been received, and that there shall be no order or injunction prohibiting consummation of the Debt Offer) as may be reasonably requested by Parent and so long as such waivers would not cause the Debt Offer to violate the Exchange Act, the Trust Indenture Act, or any other Law and shall not, without the consent of Parent, waive any condition to the Debt Offer or make any changes to the terms and conditions of the Debt Offer other than as agreed between Parent and the Company. Notwithstanding the immediately preceding sentence, the Company need not make any change to the terms and conditions of the Debt Offer requested by Parent that decreases the price per Note payable in the Debt Offer or imposes conditions to the Debt Offer in addition to those set forth in Schedule 7.11 of the Company Disclosure Letter that are materially adverse to holders of the Notes, unless such change is approved in advance by the Company in writing. If, at any time prior to the completion of the Debt Offer, any information in the Offer Documents should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated by the Company to the holders of the Notes. Notwithstanding anything to the contrary in this Section 7.11(b), the Company shall comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the Debt Offer.

To the extent that the provisions of any applicable Law conflict with this Section 7.11(b), the Company shall comply with the applicable Law and shall not be deemed to have breached its obligations hereunder by such compliance.

(c) Promptly upon the receipt of the Requested Consents with respect to the Indentures for the Notes, the Company shall enter into a supplemental indenture reflecting the amendments to such Indentures approved by such Requested Consents and will use its reasonable best efforts to cause the Indentures trustee to promptly enter into such supplemental indenture; provided, that the amendments contained in such supplemental indenture shall become operative upon the acceptance of the Debt Offer and payment for the Notes tendered pursuant thereto. Concurrently with the Closing and in accordance with the terms of the Debt Offer, Parent shall provide to the Company the funds necessary to consummate the Debt Offer and Consent Solicitation (including the payment of all applicable premiums, consent fees and all related fees and expenses) and the Company shall accept for purchase and use such funds to purchase the Notes tendered in the Debt Offer.

(d) If requested by Parent, the Company shall enter into one or more dealer-manager, information agent and/or depositary agreements with such Persons as Parent shall reasonably request in form and substance reasonably satisfactory to the Company. Parent shall pay the reasonable fees and expenses of any dealer-manager, information agent, depositary or other agent retained in connection with the Debt Offer.

(e) For purposes of this Agreement, “Consent Solicitation” shall mean a solicitation of the Requested Consents from the holders of the Notes; and “Requested Consents” shall mean the consents of holders of a majority in principal amount of the Notes to the amendments to the indenture in respect of the Notes described in Schedule 7.11 of the Company Disclosure Letter.

(f) The Company’s and the Surviving Corporation’s obligation to accept for payment and pay for the Notes tendered pursuant to the Debt Offer or make any payment for the Requested Consents shall be subject to conditions (as mutually agreed by Parent and the Company), including that, (i) the Merger shall have occurred (or Parent and the Company shall be satisfied that it will occur substantially concurrently with such acceptance and payment), (ii) the Debt Financing has been obtained, (iii) the Requested Consents shall have been received, (iv) there shall be no order or injunction prohibiting consummation of the Debt Offer and (v) such other conditions as are customary for transactions similar to the Debt Offer.

(g) If this Agreement is terminated (other than pursuant to Section 9.1(c)(ii) or Section 9.1(d)) prior to the consummation of the Merger, Parent shall promptly reimburse the Company and any dealer-manager under any dealer-manager agreement for any out-of-pocket costs, fees and expenses incurred by the Company in connection with this Section 7.11. If the Effective Time does not occur, Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, its Subsidiaries and their respective officers and directors, any dealer-manager and each Person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act, for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Offer, Offer Documents or any other actions taken by them in accordance with this Section 7.11; provided, however, that neither Parent nor Merger Sub shall have any obligation to indemnify and hold harmless any such Person to the extent that any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred arises from disclosure provided by the Company or any of its Subsidiaries (including disclosures incorporated by reference in the Offer Documents) that is finally judicially determined by a court of competent jurisdiction to have contained a material misstatement or omission.

(h) If requested by Parent in writing, in lieu of commencing or closing a Debt Offer for any series of Notes (or in addition thereto), the Company shall, to the extent permitted by the Indentures, take any actions reasonably requested by Parent to facilitate the redemption, satisfaction and/or discharge of such series of Notes pursuant to the Indenture at the Effective Time; provided, that prior to the Company being required to issue any irrevocable notice of redemption with respect to any such series of Notes, which redemption cannot be conditioned upon the occurrence of the Closing, Parent shall have, or shall have caused to be, deposited with the trustee under the Indentures sufficient funds to effect such redemption, satisfaction and discharge.

(i) The Company shall take such actions as may be necessary or advisable to cause the Company ESOP Debt to be satisfied in full from the proceeds due to the Company ESOP pursuant to Section 3.2 from a disposition by the Company ESOP of the Company ESOP Shares pursuant to the Merger.

Section 7.12 Stock Exchange Listing. Promptly following the Effective Time, the Surviving Corporation will cause the Shares to be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

Section 7.13 Insurance Matters. To the extent requested by Parent, the Company shall use its reasonable best efforts to purchase by the Effective Time tail policies to the current fiduciary liability and excess hospital professional liability polices maintained on the date hereof by the Company and its Subsidiaries, which tail policies shall be effective for a period from the Effective Time through a reasonable period specified by Parent and shall contain the coverage and amount reasonably requested by Parent; provided, that if this Agreement is terminated (other than pursuant to Section 9.1(c)(ii) or Section 9.1(d)) prior to the consummation of the Merger, Parent shall promptly reimburse the Company for any out-of-pocket costs, fees and expenses incurred by the Company in connection with this Section 7.13.

Section 7.14 Section 16(b). The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.15 Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company. Upon the request of Parent, as specified by Parent reasonably in advance of the Closing, the Company will seek to obtain the resignation of all directors of the Company’s Subsidiaries, in each case, effective at the Effective Time.

Section 7.16 Shareholder Litigation. The Company shall promptly notify Parent of any such shareholder litigation brought, or threatened, against the Company and/or its directors and keep Parent reasonably informed with respect to the status thereof.

Section 7.17 Conveyance Taxes. The Company, its Subsidiaries and Parent will (a) cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, (b) cooperate in the preparation, execution and filing of all applications or other documents regarding any applicable exemptions to any such Tax or fee and (c) each pay any such Tax or fee which becomes payable by it on or before the due date therefor.

Section 7.18 Prior Merger Agreement Termination and Termination Fee.

(a) Prior to the execution of this Agreement, the Company has made a payment to Panthera Holdco Corp. and Panthera Partners, LLC (together, “Panthera Parent”) of the “Go-Shop Termination Fee” (as such term is defined in the Prior Merger Agreement, the “Panthera Termination Fee”) payable by the Company in connection with the termination of the Prior Merger Agreement (the amount of such payment, the “Initial Panthera Termination Fee”). Prior to the execution of this Agreement, Parent has delivered irrevocable wire transfer instructions which provide for the reimbursement of the Initial Panthera Termination Fee by Parent to the Company, by wire transfer of immediately available funds, on the date of this Agreement. In the event the Company makes any additional payments of the Panthera Termination Fee or any portion thereof to Panthera Parent, Parent shall reimburse the Company, by wire transfer of immediately available funds, for any such amount paid by the Company not later than the next Business Day following receipt of written notice of the Company’s payment of such amount, which written notice shall be accompanied by a copy of the invoice from Panthera for such amount as well as reasonable documentation for the out-of-pocket fees and expenses incurred by Panthera Parent and its Affiliates that comprise such amount, provided that the sum of (x) the aggregate amount of reimbursements payable by Parent to the Company pursuant to this sentence and (y) the Initial Panthera Termination Fee, shall in no event exceed $40,000,000. In the event that Parent shall fail to reimburse the Company for the amount of the Panthera Termination Fee or any portion thereof in accordance with this Section 7.18 by the conclusion of the third Business Day following the Company’s written notice of the payment of such fee or portion thereof, the Company shall have the right to terminate this Agreement, effective immediately upon delivery of notice of termination to Parent, provided that Parent’s obligation to reimburse the Company for the amount of the Panthera Termination Fee in accordance with this Section 7.18 shall survive such termination.

(b) If this Agreement is terminated (i) under circumstances where the Termination Fee is payable to Parent pursuant to Section 9.2(a) or Section 9.2(b) or (ii) under circumstances where Parent Expenses are payable by the Company to Parent pursuant to Section 9.2(c), then the Company shall repay to Parent the amount Parent reimbursed to the Company pursuant to Section 7.18(a), as set forth in Section 9.2(a), Section 9.2(b) or Section 9.2(c), as the case may be.

(c) Provided that Parent has previously paid or reimbursed the Company for the Panthera Termination Fee pursuant to Section 7.18(a), if a court of competent jurisdiction determines by order that has become final and non-appealable that either (1) the entry by the Company into the Prior Merger Agreement providing for the Panthera Termination Fee or (2) the payment of the Panthera Termination Fee was a breach of duty by the Company’s directors or was otherwise void or invalid under applicable Law, then the Company shall assign to Parent the right to enforce such order against Panthera, and Parent shall have the right to retain any and all proceeds resulting from the enforcement of such order with respect to the Panthera Termination Fee; provided, however, that to the extent that Parent, following such assignment, is not entitled to all of the rights of the Company prior to such assignment, then the Company shall use its reasonable best efforts to enforce such order against Panthera at the direction and for the benefit of Parent, with Parent to reimburse the Company for its reasonable fees and expenses incurred in connection therewith, and Parent shall have the right to any and all proceeds from the enforcement of such order.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted by the Requisite Stockholder Vote.

(b) Regulatory Approval. Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been terminated.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by a court or agency of competent jurisdiction or other Law shall be in effect which prohibits, restrains or renders illegal the consummation of the Merger.

Section 8.2 Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or valid waiver of the following further conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be: (i) with respect to Section 4.5(a), (b) and (c), true and correct in all respects as of the Closing as though made on and as of the Closing (except for inaccuracies that are de minimis in the aggregate and to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, except for inaccuracies that are de minimis in the aggregate); (ii) with respect to Section 4.16(b), true and correct in all respects as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all respects as of such date); and (iii) with respect to all other representations and warranties contained in Article IV, true and correct in all respects, without giving effect to any materiality or “Material Adverse Effect on the Company” qualifiers contained therein, as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all respects as of such date), except, in the case of clause (iii) only, where the failure to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Officer’s Certificate. Parent and Merger Sub shall have received a certificate signed by a senior officer of the Company certifying as to the matters set forth in Section 8.2(a) and Section 8.2(b).

(d) Consents. The Company shall have obtained, or caused its applicable Subsidiaries to obtain all consents, waivers and approvals, except any consent, waiver or approval the failure of which to obtain would not (i) individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (ii) give rise to a violation of criminal Law, and as of the Effective Time such consents, waivers and approvals shall not have been revoked or materially modified and shall be in full force and effect.

Section 8.3 Conditions of the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or valid waiver of the following further conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement, without giving effect to any “materiality” qualifiers contained therein, shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except to the extent such representations and warranties are made as of a particular date, in which case such representations and warranties shall be true and correct in all respects as of such date, and except for such failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.

(c) Officer’s Certificate. The Company shall have received a certificate signed by a senior officer of Parent and Merger Sub certifying as to the matters set forth in Section 8.3(a) and Section 8.3(b).

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any prior adoption of this Agreement by the stockholders of the Company):

(a) by mutual written consent of the Company (following the recommendation of the Special Committee, if such committee still exists), on the one hand, and Parent or Merger Sub, on the other hand;

(b) by either the Company (following the recommendation of the Special Committee, if such committee still exists), on the one hand, or Parent or Merger Sub, on the other hand, if:

(i) the Effective Time shall not have occurred on or before September 30, 2007 (the “End Date”), or if the Marketing Period has not ended on or before September 30, 2007, the End Date shall be extended to October 31, 2007 (and in such event the term “End Date” shall mean October 31, 2007); unless the failure of the Effective Time to occur by such date is the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement;

(ii) there shall be any final and nonappealable Law that makes consummation of the Merger illegal or otherwise prohibited; or

(iii) at the Company Stockholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the stockholders of the Company fail to adopt this Agreement by the Requisite Stockholder Vote;

(c) by the Company (following the recommendation of the Special Committee, if such committee still exists):

(i) if a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, Section 8.2(a) or Section 8.2(b) not to be satisfied;

(ii) prior to obtaining the Requisite Stockholder Vote, in accordance with, and subject to the terms and conditions of, Section 7.4(d); or

(iii) if all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied and Parent has failed to consummate the Merger no later than five calendar days after the final day of the Marketing Period.

(d) by Parent or Merger Sub, if:

(i) a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.1, Section 8.2(a) or Section 8.2(b) not to be satisfied, and such breach is incapable of being cured by the End Date; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, Section 8.3(a) or Section 8.3(b) not to be satisfied; or

(ii) the Board of Directors of the Company (following the recommendation of the Special Committee, if such committee still exists) (A) shall have effected a Recommendation Withdrawal, or publicly proposed to effect a Recommendation Withdrawal, or (B) shall have approved or recommended to the stockholders of the Company a Company Acquisition Proposal other than the Merger, or shall have resolved to effect the foregoing, or (C) failed to include the Recommendation in the Company Proxy Statement.

Section 9.2 Termination Fee.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) or by Parent or Merger Sub pursuant to Section 9.1(d)(ii), then the Company shall (i) pay the Termination Fee and (ii) reimburse in its entirety the amount of the Initial Panthera Termination Fee and Parent’s payment to the Company of the other payments of the Panthera Termination Fee or portions thereof, such amounts to be paid as directed in writing by Parent, at or prior to the time of termination in the case of a termination pursuant to Section 9.1(c)(ii) or as promptly as possible (but in any event within two Business Days) following termination of this Agreement in the case of a termination pursuant to Section 9.1(d)(ii).

(b) In the event that this Agreement is terminated by Parent or Merger Sub, on the one hand, or the Company, on the other hand, pursuant to Section 9.1(b)(iii) (or is terminated by the Company pursuant to a different section of Section 9.1 at a time when this Agreement was terminable pursuant to Section 9.1(b)(iii)) or by Parent or Merger Sub pursuant to Section 9.1(d)(i) (or is terminated by the Company, Parent or Merger Sub pursuant to a different section of Section 9.1 at a time when this Agreement was terminable pursuant to Section 9.1(d)(i)) and, at any time after the date of this Agreement and prior to the Company Stockholder Meeting (in the case of a termination pursuant to Section 9.1(b)(iii)) or prior to the breach giving rise to the right of termination (in the case of a termination pursuant to Section 9.1(d)(i)), a bona fide, written Company Acquisition Proposal involving the purchase of not less than a majority of the outstanding voting securities of the Company shall have been publicly announced or publicly made known and, in the case of termination pursuant to Section 9.1(b)(iii), not publicly withdrawn at least two Business Days prior to the Company Stockholder Meeting, and if within twelve months after such termination pursuant to Section 9.1(b)(iii) or Section 9.1(d)(i) the

Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Acquisition Proposal involving the purchase of not less than a majority of the outstanding voting securities of the Company, then, on the date of such execution or consummation, the Company shall pay the Termination Fee as directed in writing by Parent, less the amount of any Parent Expenses previously paid to Parent by the Company pursuant to Section 9.2(c); provided, that the amount of any previous reimbursement of Parent’s payment of the Panthera Termination Fee pursuant to Section 9.2(c) shall not reduce the amount of the Termination Fee paid to Parent.

(c) In the event that this Agreement is terminated by Parent or Merger Sub, on the one hand, or the Company, on the other hand, pursuant to Section 9.1(b)(iii) (or is terminated by the Company pursuant to a different section of Section 9.1 at a time when this Agreement was terminable pursuant to Section 9.1(b)(iii)) or by Parent or Merger Sub pursuant to Section 9.1(d)(i) (or is terminated by the Company, Parent or Merger Sub pursuant to a different section of Section 9.1 hereof at a time when this Agreement was terminable pursuant to Section 9.1(d)(i)) under circumstances in which the Termination Fee is not payable pursuant to this Section 9.2, then the Company shall (i) pay as promptly as possible (but in any event within two Business Days) following receipt of an invoice therefor all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, which, in any event, shall not be greater than $15,000,000 (“Parent Expenses”) as directed in writing by Parent, and (ii) as promptly as possible, reimburse in its entirety the amount of the Initial Panthera Termination Fee and Parent’s payment to the Company of the other payments of the Panthera Termination Fee or portions thereof, such amounts to be paid as directed in writing by Parent at or prior to the time of termination; provided, that the existence of circumstances which could require the Termination Fee to become subsequently payable by the Company pursuant to Section 9.2(b) shall not relieve the Company of its obligations to pay the Parent Expenses and reimburse Parent of its payment of the Panthera Termination Fee pursuant to this Section 9.2(c); and provided, further, that the payment by the Company of Parent Expenses and reimbursement of Parent’s payment of the Panthera Termination Fee pursuant to this Section 9.2(c) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 9.2(b) except to the extent indicated in Section 9.2(b).

(d) [Intentionally Omitted.]

(e) Any amount that becomes payable pursuant to Section 9.2(a), Section 9.2(b) or Section 9.2(c) shall be paid by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment.

(f) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent and Merger Sub would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If the Company fails to pay as directed in writing by Parent any amounts due to Parent or Merger Sub pursuant to this Section 9.2 or within the time periods specified in this Section 9.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

Section 9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that the indemnification and reimbursement provisions of Section 7.10(a), Section 7.11(g) and Section 7.13, and the provisions of Section 7.3(c), the last sentence of Section 7.10(a), Section 7.18, Section 9.2 and Section 9.3 and Article X will survive the termination hereof; provided, however, that nothing herein shall relieve any party hereto of any Damages resulting from any breach of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices, requests and other communications to any part hereunder shall be in writing (including facsimile or similar writing) and shall be given:

if to the Company, to:

Triad Hospitals, Inc.
5800 Tennyson Parkway Plano, Texas 75024 Attention: General Counsel
Fax: (214) 473-9421

with copies (which shall not constitute notice) to:

Baker Botts LLP 2001 Ross Avenue
Dallas, Texas 75201-2980
Attention:	Don J. McDermett, Jr., Esq.
Timothy S. Taylor, Esq.
Fax: (214) 661-4454

and

Dewey Ballantine LLP
1301 Avenue of the Americas New York, New York 10019
Attention:	Morton A. Pierce, Esq. Michelle B. Rutta, Esq.
Fax: (212) 259-6333

if to Parent or Merger Sub, to:

Community Health Systems, Inc.
4000 Meridian Boulevard Franklin, Tennessee 37067 Attention: General Counsel
Fax: (615) 373-9704 with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 153 East 53rd Street
New York, New York 10022 Attention: Stephen Fraidin, Esq. Fax: (212) 446-6460

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 10.1.

Section 10.2 Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent. Each of Parent, Merger Sub and the Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the Merger, (b) no person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the Merger and, if made, such representation or warranty must not be relied upon as having been authorized by such party, and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to any party or any of its Representatives are not and shall not be deemed to be or to include representations or warranties unless any such materials or information is expressly the subject of any representation or warranty set forth in this Agreement.

Section 10.3 Expenses. Except as otherwise expressly provided in Section 7.10, Section 7.11(g), Section 7.13, Section 7.18 and Section 9.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 10.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (in the case of the Company, following the recommendation of the Special Committee if such committee still exists) at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which under applicable Law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein; provided, that for so long as the Special Committee exists, the Company may not take any such action unless previously authorized by the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 10.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect), except that each of Parent and Merger Sub may assign all or any of its rights and obligations hereunder to any Affiliate of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 10.8 Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to or shall confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto, except as otherwise expressly provided in Section 7.5.

Section 10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any applicable Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.10 Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter.

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the Merger were not consummated and the Company’s stockholders did not receive the aggregate Merger Consideration payable to them in accordance with the terms but subject to the conditions of this Agreement), and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger and Parent and Merger Sub’s obligation to pay, and the Company’s stockholders’ right to receive, the aggregate Merger Consideration payable to them pursuant to the Merger, subject in each case to the terms and conditions of this Agreement), in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Jurisdiction.

(a) In any Proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in Delaware); (ii) agrees that all claims in respect of such Proceeding must be commenced, and may be heard and determined, exclusively in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware (and, if applicable, such Federal court); and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware (or, if applicable, such Federal court). Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF

LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13 Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

TRIAD HOSPITALS, INC.

By:	/s/ James D. Shelton

Name:	James D. Shelton

Title:	Chairman, President and Chief Executive Officer

COMMUNITY HEALTH SYSTEMS, INC.

By:	/s/ Wayne T. Smith

Name:	Wayne T. Smith

Title:	Chairman, President and Chief Executive Officer

FWCT-1 ACQUISITION CORPORATION

By:	/s/ Wayne T. Smith

Name:	Wayne T. Smith

Title:	Chairman, President and Chief Executive Officer